Exhibit 99.1

FMC CORPORATION

INCENTIVE COMPENSATION AND STOCK PLAN

(As Amended and Restated on April 25, 2017)

Section 1. HISTORY AND PURPOSE

1.1.      History. This Plan was created on February 16, 2001 as a result of the merger of the FMC 1995 Management Incentive Plan with the FMC 1995 Stock Option Plan. Since that time, this Plan has been amended on several occasions and stockholders of the Company have authorized the issuance of up to 28,977,508 shares of Common Stock under this Plan.

On April 25, 2017, the Plan was amended and restated to incorporate various additional design changes and to increase the number of shares of Common Stock authorized for issuance hereunder by an additional 1,250,000 shares. Awards granted before April 25, 2017 are not governed by this document, but rather are governed by the terms of the Plan in effect on their applicable Grant Date.

1.2.      Purpose. The purpose of the Plan is to give the Company a competitive advantage in attracting, retaining and motivating officers, employees, directors and consultants of the Company and its Affiliates.

Section 2. DEFINITIONS

2.1.      General. For purposes of the Plan, the following terms are defined as set forth below:

(a)      “Affiliate” means a corporation or other entity controlled by, controlling or under common control with the Company, including, without limitation any corporation, partnership, joint venture or other entity during any period in which at least a fifty percent (50%) voting or profits interest is owned, directly or indirectly, by the Company or any successor to the Company.

(b)      “Award” means a Management Incentive Award, Stock Option, Stock Appreciation Right, Restricted Stock Unit, Restricted Stock or other award authorized under the Plan.

(c)      “Award Cycle” means a period designated by the Committee over which Awards are to be earned.

(d)      “Board” means the Board of Directors of the Company.

(e)      “Cause” means (1) “Cause” as defined in any Individual Agreement to which the participant is a party, or (2) if there is no such Individual Agreement, or, if it does not define “Cause”: (A) the participant having been convicted of, or pleading guilty or nolo contendere to, a felony under federal or state law; (B) the Willful and continued failure on the part of the participant to substantially perform his or her employment duties in any material respect (other than such failure resulting from Disability), after a written demand for substantial performance is delivered to the participant that specifically identifies the manner in which the Company believes the participant has failed to perform his or her duties, and after the participant has failed to resume substantial performance of his or her duties within thirty (30) days of such demand; or (C) Willful and deliberate conduct on the part of the participant that is materially injurious to the Company or an Affiliate; or (D) prior to a Change in Control, such other events as will be determined by the Committee. The Committee will, unless otherwise provided in an Individual Agreement with the participant, determine whether “Cause” exists.

(f)      “Change in Control” has the meaning set forth in Section 14.4 Definition of Change in Control.

(g)      “Code” means the Internal Revenue Code of 1986, as amended from time to time, and any successor thereto.

(h)      “Committee” means the Compensation and Organization Committee of the Board, or such other committee as the Board may designate to administer the Plan. Notwithstanding the foregoing, the Committee, in accordance with 8 Del. C. 1953, § 157(c), may delegate to one or more officers of the Company the authority to grant Awards to Eligible Individuals who are not subject to the requirements of Section 16 of the Exchange Act and, in that case and with respect to the issuance of such Awards, any reference herein to “the Committee” will also mean the officer or officers so appointed.

(i)      “Common Stock” means (1) the common stock of the Company, par value $.10 per share, subject to adjustment as provided in Section 4.2 Adjustments or (2) if there is a merger or consolidation and the Company is not the surviving corporation, the capital stock of the surviving corporation given in exchange for such common stock of the Company.

(j)      “Company” means FMC Corporation, a Delaware corporation.

(k)      “Covered Employee” means a participant who has received a Management Incentive Award, Restricted Stock or Restricted Stock Units, who has been designated as such by the Committee and who is or may be a “covered employee” within the meaning of Section 162(m)(3) of the Code in the year in which the Management Incentive Award, Restricted Stock or Restricted Stock Units are expected to be taxable to such participant.

(l)      “Disability” means, unless otherwise provided by the Committee, (1) “Disability” as defined in any individual agreement to which the participant is a party, or (2) if there is no such individual agreement, or, if such agreement does not define “Disability,” then “Disability” shall be determined in accordance with the Company’s long-term disability plan.

(m)      “Effective Date” means April 25, 2017, the effective date of the Plan’s most recent restatement.

(n)      “Eligible Individuals” means officers, employees, directors and consultants of the Company or any of its Affiliates.

(o)      “Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, and any successor thereto.

(p)      “Expiration Date” means the date on which an Award becomes unexercisable and/or not payable by reason of lapse of time or otherwise as provided in Section 6.2 Expiration Date.

(q)      “Fair Market Value” means, except as otherwise provided by the Committee, as of any given date, the closing price for shares of Common Stock on the New York Stock Exchange for the specified date (as of 4:00 p.m. Eastern Standard Time or Eastern Daylight Savings Time, whichever is then in effect), or, if the shares were not traded on the New York Stock Exchange on such date, then on the next preceding date on which the shares were traded, all as reported by such source as the Committee may select.

(r)      “Good Reason” means (1) “Good Reason” as defined in any Individual Agreement to which the participant is a party, or (2) if there is no such Individual Agreement, or, if it does not define “Good Reason”: (A) a material, adverse change in title, authority or duties (including the assignment of duties materially inconsistent with the participant’s position); (B) a reduction in the participant’s base salary; or (C) a relocation of the participant’s principal worksite more than 50 miles. However, none of the foregoing events or conditions will constitute Good Reason unless the participant provides the Company with written objection to the event or condition within 30 days following the occurrence thereof, the Company does not reverse or otherwise cure the event or condition within 30 days of receiving that written objection, and the participant resigns his or her employment within 30 days following the expiration of that cure period.

(s)      “Grant Date” means the date designated by the Committee as the date of grant of an Award.

(t)      “Incentive Stock Option” means any Stock Option designated as, and qualified as, an “incentive stock option” within the meaning of Section 422 of the Code.

(u)      “Individual Agreement” means a severance, employment, consulting or similar agreement between a participant and the Company or one of its Affiliates.

(v)      “Management Incentive Award” means an Award granted under Section 8 Management Incentive Awards.

(w)      “Non-Employee Director” has the meaning defined in Rule 16b-3(b)(3)(i) promulgated under the Exchange Act, or any successor definition adopted by the Securities and Exchange Commission.

(x)      “Nonqualified Stock Option” means any Stock Option that is not an Incentive Stock Option.

(y)      “Notice” means the written evidence of an Award granted under the Plan in such form as the Committee will from time to time determine.

(z)      “Performance Goals” means the performance goals established by the Committee in connection with the grant of Management Incentive Awards, Restricted Stock or Restricted Stock Units as set forth in the Notice. In the case of Qualified Performance-Based Awards, Performance Goals will be set by the Committee within the time period prescribed by Section 162(m) of the Code and related regulations and will be based on the Fair Market Value of the Common Stock and/or other criteria set forth in Exhibit A.

(aa)      “Plan” means the FMC Corporation Incentive Compensation and Stock Plan, as set forth herein and as hereafter amended from time to time.

(bb)      “Qualified Performance-Based Award” means a Management Incentive Award, an Award of Restricted Stock or an Award of Restricted Stock Units designated as such by the Committee, based upon a determination that (1) the recipient is or may become a Covered Employee; and (2) the Committee wishes such Award to qualify for the Section 162(m) Exemption.

(cc)      “Restricted Stock” means an Award granted under Section 11 Restricted Stock.

(dd)      “Restricted Stock Units” means an Award granted under Section 12 Restricted Stock Units.

(ee)      “Section 162(m) Exemption” means the exemption from the limitation on deductibility imposed by Section 162(m) of the Code that is set forth in Section 162(m)(4)(C) of the Code.

(ff)      “Stock Appreciation Right” means an Award granted under Section 10 Stock Appreciation Rights.

(gg)      “Stock Option” means an Award granted under Section 9 Stock Options.

(hh)      “Termination of Employment” means the termination of the participant’s employment with, or performance of services for, the Company and any of its Affiliates. Temporary absences from employment because of illness, vacation or leave of absence and transfers among the Company and its Affiliates will not be considered Terminations of Employment.

(ii)      “Vesting Date” means the date on which an Award becomes vested, and, if applicable, fully exercisable and/or payable by or to the participant as provided in Section 6.3 Vesting.

(jj)      “Willful” means any action or omission by the participant that was not in good faith and without a reasonable belief that the action or omission was in the best interests of the Company or its Affiliates. Any act or omission based upon authority given pursuant to a duly adopted resolution of the Board, or, upon the instructions of the chief executive officer or any other senior officer of the Company, or, based upon the advice of counsel for the Company will be conclusively presumed to be taken or omitted by the participant in good faith and in the best interests of the Company and/or its Affiliates.

2.2.      Other Definitions. In addition, certain other terms used herein have definitions given to them in the first place in which they are used.

Section 3. ADMINISTRATION

3.1.      Committee Administration. The Committee is the administrator of the Plan. Among other things, the Committee has the authority, subject to the terms of the Plan:

(a)      To select the Eligible Individuals to whom Awards are granted;

(b)      To determine whether and to what extent Awards are granted;

(c)      To determine the amount of each Award;

(d)      To determine the terms and conditions of any Award, including, but not limited to, the option price, any vesting condition, restriction or limitation regarding any Award and the shares of Common Stock relating thereto, based on such factors as the Committee will determine;

(e)      To modify, amend or adjust the terms and conditions of any Award, at any time or from time to time; and

(f)      To determine under what circumstances an Award may be settled in cash or Common Stock or a combination of cash and Common Stock.

The Committee has the authority to adopt, alter and repeal administrative rules, guidelines and practices governing the Plan, to interpret the terms and provisions of the Plan, any Award, any Notice and any other agreement relating to any Award and to take any action it deems appropriate for the administration of the Plan.

3.2.      Committee Action. The Committee may act only by a majority of its members then in office unless it allocates or delegates its authority to a Committee member or other person to act on its behalf. Except to the extent prohibited by applicable law or applicable rules of a stock exchange, the Committee may allocate all or any portion of its responsibilities and powers to any one or more of its members and may delegate all or any part of its responsibilities and powers to any other person or persons. Any such allocation or delegation may be revoked by the Committee at any time.

Any determination made by the Committee or its delegate with respect to any Award will be made in the sole discretion of the Committee or such delegate. All decisions of the Committee or its delegate are final, conclusive and binding on all parties.

3.3.      Board Authority. Any authority granted to the Committee may also be exercised by the full Board. To the extent that any permitted action taken by the Board conflicts with action taken by the Committee, the Board action will control.

Section 4. SHARES

4.1.      Shares Available For Issuance.

4.1.1.      The maximum number of shares of Common Stock that may be delivered to participants and their beneficiaries under the Plan will be 30,227,508 (consisting of 28,977,508 shares previously authorized, plus an additional 1,250,000 shares added in connection with the restatement of the Plan on April 25, 2017). Shares subject to an Award under the Plan may be authorized and unissued shares or may be treasury shares.

4.1.2.      All the shares of Common Stock authorized for issuance hereunder will be available for issuance pursuant to any type of Award. However, Awards of Stock Options and Stock Appreciation Rights will count against the number of shares of Common Stock remaining available for issuance under the Plan as one share of Common Stock for each share covered by such Awards, and other Awards will count against the number of shares of Common Stock remaining available for issuance under the Plan as two shares of Common Stock for each share covered by such Awards.

4.1.3.      No Award will be counted against the shares of Common Stock available for issuance under the Plan if the Award is payable to the participant only in the form of cash.

4.1.4.      To the extent any Award is forfeited or cancelled without consideration or any Stock Option or Stock Appreciation Right terminates, expires or lapses without being exercised, the shares of Common Stock subject to such Award will again become available for delivery in connection with new Awards under the Plan based on the applicable ratio specified above in Section 4.1.2.

4.2.      Adjustments. In the event of a stock dividend, stock split, merger, consolidation, separation or other change in capitalization, spin-off, extraordinary dividend or distribution, reorganization (whether or not such reorganization comes within the definition of such term in Section 368 of the Code), reclassification, recapitalization, partial or complete liquidation of the Company or other similar event or transaction, the Committee shall make such equitable substitutions or adjustments in the number, kind, and price of shares, or the identity of the issuer of shares, reserved for issuance under the Plan or subject to outstanding Awards granted under the Plan, and the maximum limitation upon any Awards to be granted to any participant, as the Committee determines to be necessary or appropriate to fulfill the purposes for which the Plan was adopted and the Awards were granted; provided, however, that no such substitution or adjustment will be made if such substitution or adjustment would give rise to any tax under Section 409A of the Code; and provided further, that the number of shares subject to any Award will always be a whole number. Any such adjusted price will be used to determine the amount payable in cash or shares, as applicable, by the Company upon the exercise of any Award.

4.3.      No Liberal Share Recycling. Upon exercise of a Stock Option, the full number of shares of Common Stock subject to that exercise shall count against the number of shares of Common Stock remaining available for issuance under the Plan, even if the option price of that Stock Option is satisfied through net-settlement or by delivering shares of Common Stock to the Company (either by actual delivery or attestation). Upon exercise of a Stock Appreciation Right that is settled in shares of Common Stock, the full number of shares subject to that Stock Appreciation Right (rather than the net number of shares actually delivered upon exercise) shall count against the number of shares of Common Stock remaining available for issuance granted under the Plan. Shares of Common Stock withheld from an Award to satisfy tax withholding requirements shall not again be made available for issuance under the Plan. Shares of Common Stock repurchased on the open market with the proceeds from the exercise of an Option shall not again be made available for issuance under the Plan.

4.4.      Award Limits.

4.4.1.      No participant may be granted Stock Options and Stock Appreciation Rights covering in excess of 500,000 shares of Common Stock in any calendar year.

4.4.2.      No participant may be granted Awards of Restricted Stock Units or shares of Restricted Stock with respect to more than 500,000 shares of Common Stock in any calendar year if such Awards are designated as Qualified Performance Based Awards.

4.4.3.      No participant may be paid more than $11,000,000 in any calendar year in respect of Management Incentive Awards that are designated as Qualified Performance Based Awards.

4.4.4.      The maximum total grant date fair value of Awards (as measured by the Company for financial accounting purposes) granted to any participant in his or her capacity as a Non-Employee Director in any single calendar year shall not exceed $500,000. This limitation will not apply to Awards granted to a Non-Employee Director solely in his or her capacity as non-executive chairman of the Board.

Section 5. ELIGIBILITY

Awards may be granted under the Plan to Eligible Individuals. Incentive Stock Options may be granted only to employees of the Company and its subsidiaries or parent corporation (within the meaning of Section 424(f) of the Code).

Section 6. TERMS AND CONDITIONS OF AWARDS

6.1.      General. Awards will be in the form and upon the terms and conditions as determined by the Committee, subject to the terms of the Plan. The Committee is authorized to grant Awards independent of, or in addition to other Awards granted under the Plan. The terms and conditions of each Award may vary from other Awards. Awards will be evidenced by Notices, the terms and conditions of which will be consistent with the terms of the Plan and will apply only to such Award.

6.2.      Expiration Date. Unless otherwise provided in the Notice, the Expiration Date of an Award will be the earlier of the date that is ten (10) years after the Grant Date or the date of the participant’s Termination of Employment.

6.3.      Vesting. Each Award vests and becomes fully payable, exercisable and/or released of any restriction on the Vesting Date. The Vesting Date of each Award, as determined by the Committee, will be set forth in the Notice. The Vesting Date of any Award payable in shares of Common Stock will not be earlier than the first anniversary of Grant Date. Notwithstanding the foregoing, such minimum vesting requirement shall not apply to Awards with respect to up to (a) ___________ shares of Common Stock (5% of the shares available for issuance under the Plan on the Effective Date), plus (b) 5% of any shares that again become available for issuance under the Plan by virtue of the application of Section 4.1.4. For avoidance of doubt, the minimum vesting requirement set forth in this paragraph will not prevent acceleration of vesting pursuant to the discretion of the Committee, the terms of the applicable Notice, the terms of Section 14 or otherwise.

Section 7. QUALIFIED PERFORMANCE-BASED AWARDS

The Committee may designate a Management Incentive Award, or an Award of Restricted Stock or an Award of Restricted Stock Units as a Qualified Performance-Based Award, in which case, the Award is contingent upon, and may not vest until, the attainment of Performance Goals has been certified by the Committee. The amount of the Qualifying Performance-Based Award actually paid to a participant at the discretion of the Committee may be less, but shall not be more, than the amount determined by the applicable Performance Goals.

Section 8. MANAGEMENT INCENTIVE AWARDS

8.1.      Management Incentive Awards. The Committee is authorized to grant Management Incentive Awards, subject to the terms of the Plan. Notices for Management Incentive Awards will indicate the Award Cycle, any applicable Performance Goals, any applicable designation of the Award as a Qualified Performance-Based Award, the Vesting Date of the Award and the form of payment of the Award. Unless otherwise provided in a Notice, in order to be eligible to receive payment in respect of a Management Incentive Award, a participant must be an employee of the Company during the entire Award Cycle applicable to the Management Incentive Award.

8.2.      Settlement. Unless otherwise specified in the applicable Notice, payment in respect of a Management Incentive Award will be made in cash, by the 15th day of the third month following the year in which such Award is earned. The foregoing notwithstanding, Management Incentive Awards payable in cash may be deferred in accordance with the FMC Corporation Nonqualified Savings and Investment Plan, as it may be amended from time to time.

Section 9. STOCK OPTIONS

9.1.      Stock Options. The Committee is authorized to grant Stock Options, including both Incentive Stock Options and Nonqualified Stock Options, subject to the terms of the Plan. Notices will indicate whether the Stock Option is intended to be an Incentive Stock Option or a Nonqualified Stock Option, the option price, the term and the number of shares to which it pertains. To the extent that any Stock Option is not designated as an Incentive Stock Option, or, even if so designated does not qualify as an Incentive Stock Option on or subsequent to its Grant Date, it will constitute a Nonqualified Stock Option. No Incentive Stock Option will be granted hereunder on or after the 10th anniversary of the date of stockholder approval of the Plan (or, if the stockholders approve an amendment that increases the number of shares subject to the Plan, the 10th anniversary of the date of such approval); provided, however, that Incentive Stock Options granted prior to such 10th anniversary may extend beyond that date.

9.2.      Option Price. The option price per share of Common Stock purchasable under a Stock Option will be determined by the Committee and will not be less than the Fair Market Value of the Common Stock subject to the Stock Option on the Grant Date.

9.3.      Incentive Stock Options. The terms of the Plan addressing Incentive Stock Options and each Incentive Stock Option will be interpreted in a manner consistent with Section 422 of the Code and all valid regulations issued thereunder.

9.4.      Exercise. Stock Options will be exercisable at such time or times and subject to the terms and conditions set forth in the Notice. A participant can exercise a Stock Option, in whole or in part, at any time on or after the Vesting Date and before the Expiration Date by giving written notice of exercise to the Company specifying the number of shares of Common Stock subject to the Stock Option to be purchased. Such notice will be accompanied by payment in full to the Company of the option price by certified or bank check or such other cash equivalent instrument as the Company may accept. If approved by the Committee, payment in full or in part may also be made in the form of Common Stock (by delivery of such shares or by attestation) already owned by the optionee of the same class as the Common Stock subject to the Stock Option, based on the Fair Market Value of the Common Stock on the date the Stock Option is exercised.

If approved by the Committee, payment in full or in part may also be made by delivering a properly executed exercise notice to the Company, together with a copy of irrevocable instructions to a broker to deliver promptly to the Company the amount of sale or broker loan proceeds necessary to pay the option price, and, if requested, by the amount of any federal, state, local or foreign withholding taxes. To facilitate the foregoing, the Company may enter into agreements for coordinated procedures with one or more brokerage firms, but any loans by a broker in connection with an exercise shall be arranged between the broker and the employee, and not by the Company.

In addition, if approved by the Committee, a Stock Option may be exercised by a “net cashless exercise” procedure whereby all or any portion of the option price and/or any required tax withholding may be satisfied by a reduction in the number of shares issued upon exercise. In that case, the number of shares of Common Stock issued upon exercise will be equal to: (a) the product of (i) the number of shares as to which the Stock Option is then being exercised on a net cashless basis, and (ii) the excess of (A) the Fair Market Value on the date of exercise, over (B) the option price and/or any required tax withholding associated with the net cashless exercise (expressed on a per share basis), divided by (b) the Fair Market Value on the date of exercise. A number of shares of Common Stock equal to the difference between the number of shares as to which the Stock Option is then being exercised and the number of shares actually issued upon such exercise will be deemed to have been retained by the Company in satisfaction of the option price and/or any required tax withholding.

9.5.      Automatic Exercise. Immediately before the time at which any Option is scheduled to expire in accordance with the terms and conditions of the Plan and the applicable option Notice document, such Option shall be deemed automatically exercised, if such Option satisfies the following conditions:

(a)      Such Stock Option is covered by a then current registration statement or a Notification under Regulation A under the 1933 Act; and

(b)      the last reported sale price of a Share on the principal exchange on which Shares are listed on the date of determination, or if such date is not a trading day, the last preceding trading day, exceeds the option price per Share by such amount as may be determined by the Committee or its delegate from time to time. Absent a contrary determination, such excess per Share shall be $0.01.

A Stock Option subject to this Section 9.5 shall be exercised via cashless exercise (as described in the last paragraph of Section 9.4), such that following the date of exercise and subject to the other terms and conditions of the Plan, the Company shall deliver to the Optionee shares of Common Stock having a value, at the time of exercise, equal to the excess (if any) of (A) the Fair Market Value of such shares over (B) the sum of (1) the aggregate option price for such shares, plus (2) the applicable tax withholding for such exercise; provided that if such cashless exercise would not result in the issuance of a whole number of shares, the Company shall pay cash in lieu of any fractional share.

9.6.      Settlement. As soon as practicable after the exercise of a Stock Option: a) if the shares purchased are represented by certificates, the Company will deliver to or on behalf of the optionee certificates of Common Stock for the number of shares purchased; or (b) if not represented by certificates, the shares purchased shall be registered by means of book entry. No shares of Common Stock will be issued until full payment therefor has been made. An optionee will have all of the rights of a stockholder of the Company holding Common Stock, including, but not limited to, the right to vote the shares and the right to receive dividends, when the optionee has given written notice of exercise, has paid in full for such shares and, if requested, has given the representation described in Section 18 General Provisions. The Committee may give optionees dividend equivalent rights.

9.7.      Nontransferability. No Stock Option will be transferable by the optionee other than by will or by the laws of descent and distribution. All Stock Options will be exercisable, subject to the terms of the Plan, only by the optionee, the guardian or legal representative of the optionee, or any person to whom such Stock Option is transferred pursuant to this paragraph, it being understood that the terms “holder” and “optionee” include such guardian, legal representative and other transferee. No Stock Option will be subject to execution, attachment or other similar process.

9.8.      Cashing Out. On receipt of written notice of exercise, the Committee may elect to cash out all or part of the portion of the shares of Common Stock for which a Stock Option is being exercised by paying the optionee an amount, in cash or Common Stock, equal to the excess of the Fair Market Value of the Common Stock over the option price times the number of shares of Common Stock for which the Stock Option is being exercised on the effective date of such cash-out.

Section 10. STOCK APPRECIATION RIGHTS.

10.1.      Stock Appreciation Rights. The Committee is authorized to grant Stock Appreciation Rights, subject to the terms of the Plan. Notices of Stock Appreciation Rights will indicate the price, the term, the method of exercise and the form of payment. The Committee may also grant dividend equivalent rights in association with any Stock Appreciation Right. A Stock Appreciation Right exercise price may never be less than the Fair Market Value of the underlying Common Stock on the Grant Date of such Stock Appreciation Right.

10.2.      Exercise. A participant can exercise Stock Appreciation Rights, in whole or in part, at any time after the Vesting Date and before the Expiration Date by giving written notice of exercise to the Company specifying the number of Stock Appreciation Rights to be exercised.

10.3.      Settlement. As soon as practicable after the exercise of a Stock Appreciation Right, an optionee will be entitled to receive an amount in cash, shares of Common Stock or a combination of cash and shares of Common Stock, as determined by the Committee, in value equal to the excess of the Fair Market Value on the date of exercise of one share of Common Stock over the Stock Appreciation Right price per share multiplied by the number of shares in respect of which the Stock Appreciation Right is being exercised.

10.4.      Nontransferability. No Stock Appreciation Right will be transferable by the participant other than by will or by the laws of descent and distribution. All Stock Appreciation Rights will be exercisable, subject to the terms of the Plan, only by the participant, the guardian or legal representative of the participant, or any person to whom such Stock Appreciation Right is transferred pursuant to this paragraph, it being understood that, for this purpose, the term “participant” includes such guardian, legal representative and other transferee. No Stock Appreciation Right will be subject to execution, attachment or other similar process.

Section 11. RESTRICTED STOCK

11.1.      Restricted Stock. The Committee is authorized to grant Restricted Stock, subject to the terms of the Plan. Notices for Restricted Stock may be in the form of a Notice and book-entry registration or issuance of one or more stock certificates. Any certificate issued in respect of shares of Restricted Stock will be registered in the name of such participant and will bear an appropriate legend referring to the terms, conditions, and restrictions applicable to such Award, substantially in the following form:

THE TRANSFERABILITY OF THIS CERTIFICATE AND THE SHARES OF STOCK REPRESENTED HEREBY ARE SUBJECT TO THE TERMS AND CONDITIONS, INCLUDING, BUT NOT LIMITED TO, FORFEITURE OF THE FMC CORPORATION INCENTIVE COMPENSATION AND STOCK PLAN AND A RESTRICTED STOCK NOTICE. COPIES OF SUCH PLAN AND NOTICE ARE ON FILE AT THE OFFICES OF FMC CORPORATION.

The Committee may require that the certificates evidencing such shares be held in custody by the Company until the restrictions thereon will have lapsed and that, as a condition of any Award of Restricted Stock, the participant will have delivered a stock power, endorsed in blank, relating to the Common Stock covered by such Award. The Notice or certificates will indicate any applicable Performance Goals and any applicable designation of the Restricted Stock as a Qualified Performance-Based Award. Unless otherwise provided in a Notice, in order to be eligible to vest in an Award of Restricted Stock, a participant must be an employee of the Company during the entire Award Cycle applicable to the Restricted Stock.

11.2.      Participant Rights. Subject to the terms of the Plan and the Notice or certificate of Restricted Stock, the participant will not be permitted to sell, assign, transfer, pledge or otherwise encumber shares of Restricted Stock until the Vesting Date. Notwithstanding the foregoing, if approved by the Committee, a participant may pledge Restricted Stock as security for a loan to obtain funds to pay the option price for Stock Options. Except as provided in the Plan and the Notice or certificate of the Restricted Stock, the participant will have, with respect to the shares of Restricted Stock, all of the rights of a stockholder of the Company holding Common Stock, including, but not limited to, the right to vote the shares and to receive dividends with respect to the shares; provided that, in the discretion of the Committee, cash or property payable as a dividend on Restricted Stock may be subjected to the same vesting conditions as the Restricted Stock giving rise to the payment or may be converted into a number of additional shares of Restricted Stock (again, having the same vesting conditions as the Restricted Stock giving rise to the payment) determined by dividing the amount of the cash or the fair market value of the property otherwise distributable (as determined by the Committee) by the Fair Market Value on the dividend payment date.

11.3.      Settlement. As soon as practicable after the Vesting Date for any share of Restricted Stock; (a) if the share is represented by a legended certificate, that legended certificate will be exchanged for a new certificate that does not contain the legend described above in Section 11.1 and the new certificate will be delivered to the participant, or (b) if the share is registered by means of book entry, the Company will direct its transfer agent to remove the stop-transfer order associated with the satisfied vesting condition(s).

Section 12. RESTRICTED STOCK UNITS

12.1.      Restricted Stock Units. The Committee is authorized to grant Restricted Stock Units, subject to the terms of the Plan. Each Restricted Stock Unit will represent the right to receive one share of Common Stock (or cash equal to the Fair Market Value thereof) on or after the date such Restricted Stock Unit becomes vested. Notices of Restricted Stock Units will indicate the applicable vesting criteria (including, as applicable, the Vesting Date(s) and/or Performance Goals), any applicable designation of the Award as a Qualified Performance-Based Award, the time and form of payment, whether the Award includes dividend equivalent rights and such other terms and conditions as the Committee may specify. Unless otherwise provided in a Notice, in order to be eligible to vest in an Award of Restricted Stock Units, a participant must be an employee of the Company during the entire Award Cycle applicable to the Restricted Stock Units.

12.2.      Settlement. Payment in respect of a Restricted Stock Unit will be made the 15th day of the third month following the year in which such Restricted Stock Unit becomes vested, unless such payment is deferred in accordance with any applicable requirements of Section 409A of the Code (either under the terms of the Notice or by such other means as the Committee may permit). Unless otherwise specified in the applicable Notice, payment in respect of Restricted Stock Units will be made in shares of Common Stock.

Section 13. OTHER AWARDS

The Committee is authorized to make, either alone or in conjunction with other Awards, Awards of cash or Common Stock and Awards that are valued in whole or in part by reference to, or are otherwise based upon, Common Stock, including, without limitation, convertible debentures.

Section 14. CHANGE IN CONTROL

14.1.      No Automatic Acceleration. This Plan does not require automatic acceleration of the vesting of Awards upon a Change in Control. Rather, unless otherwise provided in the applicable Notice, whether and to what extent the vesting of Awards will accelerate in connection with a Change in Control will be determined in the discretion of the Committee. The Committee may also make additional substitutions, adjustments and/or settlements of outstanding Awards in connection with a Change in Control as it deems appropriate and consistent with the Plan’s purposes, subject to any applicable requirements or limitations of Section 409A of the Code.

14.2.      Termination of Options and SARs. Notwithstanding any other provision of the Plan or any Notice, the Committee may, in its discretion, cause any vested Stock Option and/or Stock Appreciation Right not exercised prior to a Change in Control (including any such Award that has become vested on an accelerated basis in connection with such Change in Control) to terminate upon such Change in Control.

14.3.      Termination of Management Incentive Awards. Notwithstanding any other provision of the Plan, in the event of a Change in Control, the Committee in its discretion may cause the early termination of the Award Cycle for any outstanding Management Incentive Award. In that event, (a) unless otherwise determined by the Committee, the Management Incentive Award will be earned with respect to an amount equal to the greater of (i) the target amount of the Award, pro-rated to reflect the portion of the Award Cycle that has transpired prior to the Change in Control, or (ii) the amount that would otherwise have been earned under the terms of that Award based on actual performance through the time immediately prior to the Change in Control (without adjustment or pro-ration of the applicable Performance Goals); and (b) the Management Incentive Award will be settled in cash within 30 days following the Change in Control (except for Management Incentive Awards deferred under the FMC Corporation Nonqualified Savings and Investment Plan, which awards will be settled at the time specified in accordance with the FMC Corporation Nonqualified Savings and Investment Plan).

14.4.      Definition of Change in Control. For purposes of the Plan, a “Change in Control” will mean the happening of any of the following events:

(a)      An acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act) (a “Person”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of twenty percent (20%) or more of either (1) the then outstanding shares of common stock of the

Company (the “Outstanding Company Common Stock”) or (2) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); excluding, however, the following: (A) any acquisition directly from the Company, other than an acquisition by virtue of the exercise of a conversion privilege unless the security being so converted was itself acquired directly from the Company, (B) any acquisition by the Company, (C) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any entity controlled by the Company, or (D) any acquisition pursuant to a transaction which complies with Subsections (1), (2) and (3) of Subsection (c) of this Section 14.4;

(b)      A change in the composition of the Board such that the individuals who, as of the Effective Date, constitute the Board (such Board will be hereinafter referred to as the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, for purposes of this Section 14.4, that any individual who becomes a member of the Board subsequent to the Effective Date, whose election, or nomination for election by the Company’s stockholders, was approved by a vote of at least a majority of those individuals who are members of the Board and who were also members of the Incumbent Board (or deemed to be such pursuant to this proviso) will be considered as though such individual were a member of the Incumbent Board; but, provided further, that any such individual whose initial assumption of office occurs as a result of either an actual or threatened election contest (as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Exchange Act) or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board will not be so considered as a member of the Incumbent Board;

(c)      Consummation of a reorganization, merger or consolidation, sale or other disposition of all or substantially all of the assets of the Company, or acquisition by the Company of the assets or stock of another entity (“Corporate Transaction”); excluding, however, such a Corporate Transaction pursuant to which (1) all or substantially all of the individuals and entities who are the beneficial owners, respectively, of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such Corporate Transaction will beneficially own, directly or indirectly, more than sixty percent (60%) of, respectively, the outstanding shares of common stock, and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Corporate Transaction (including, without limitation, a corporation which as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Corporate Transaction, of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be, (2) no Person (other than the Company, any employee benefit plan (or related trust) of the Company or such corporation resulting from such Corporate Transaction) will beneficially own, directly or indirectly, twenty percent (20%) or more of, respectively, the outstanding shares of common stock of the corporation resulting from such Corporate Transaction or the combined voting power of the outstanding voting securities of such corporation entitled to vote generally in the election of directors except to the extent that such ownership existed prior to the Corporate Transaction, and (3) individuals who were members of the Incumbent Board will constitute at least a majority of the members of the board of directors of the corporation resulting from such Corporate Transaction; or

(d)      The approval by the stockholders of the Company of a complete liquidation or dissolution of the Company.

Section 15. CLAWBACK PROVISIONS

15.1.      Notwithstanding anything in the Plan to the contrary, the Committee may, in the event of serious misconduct by a participant (including, without limitation, any misconduct prejudicial to or in conflict with the Company or its Affiliates, or any Termination of Employment for Cause), or any activity of a participant in competition with the business of the Company or any Affiliate, (a) cancel any outstanding Award granted to such participant, in whole or in part, whether or not vested or deferred, and/or (b) if such conduct or activity occurs within one year following the exercise or payment of an Award, require such participant to repay to the Company any gain realized or payment received upon the exercise or payment of such Award (with such gain or payment valued as of the date of exercise or payment). Such cancellation or repayment obligation will be effective as of the date specified by the Committee. Any repayment obligation may be satisfied in Common Stock or cash or a combination thereof (based upon the Fair Market Value of Common Stock on the day of payment), and the Committee may provide for an offset to any future payments owed by the Company or any Affiliate to the participant if necessary to satisfy the repayment obligation. The determination of whether a participant has engaged in a serious breach of conduct or any activity in competition with the business of the Company or any Affiliate will be made by the Committee in good faith. This Section 15 will have no application following a Change in Control.

15.2.      Without limiting the generality of Section 15.1, all Awards shall additionally be subject to the forfeiture, clawback, disgorgement and other provisions set forth in the Company’s Clawback Policy, as the same shall be in effect from time to time. Sections 15.1 and 15.2 shall be applied so as to avoid duplication of recovery, i.e. the recovery of the same incentive compensation more than once under both Sections, from the same Award recipient.

Section 16. AMENDMENT AND TERMINATION

The Committee may amend, alter, or discontinue the Plan or any Award, prospectively or retroactively, but no amendment, alteration or discontinuation may impair the rights of a recipient of any Award without the recipient’s consent, except such an amendment made to comply with applicable law, stock exchange rules or accounting rules.

No amendment will be made without the approval of the Company’s stockholders to the extent such approval is required by applicable law or stock exchange rules, or to the extent such amendment increases the number of shares available for delivery under the Plan.

Section 17. UNFUNDED STATUS OF PLAN

It is presently intended that the Plan constitute an “unfunded” plan. The Committee may authorize the creation of trusts or other arrangements to meet the obligations created under the Plan to deliver Common Stock or make payments; provided, however, that unless the Committee otherwise determines, the existence of such trusts or other arrangements is consistent with the “unfunded” status of the Plan.

Section 18. GENERAL PLAN PROVISIONS

18.1.      General Provisions. The Plan will be administered in accordance with the following provisions and any other rule, guideline and practice determined by the Committee:

(a)      Each person purchasing or receiving shares pursuant to an Award may be required to represent to and agree with the Company in writing that he or she is acquiring the shares without a view to the distribution of the shares.

(b)      The certificates for shares issued under an Award may include any legend which the Committee deems appropriate to reflect any restrictions on transfer.

(c)      Notwithstanding any other provision of the Plan, any Award, any Notice or any other agreements made pursuant thereto, the Company is not required to issue or deliver any shares of Common Stock prior to fulfillment of all of the following conditions:

(i)      Listing or approval for listing upon notice of issuance, of such shares on the New York Stock Exchange, or such other securities exchange as may at the time be the principal market for the Common Stock;

(ii)      Any registration or other qualification of such shares of the Company under any state or federal law or regulation, or the maintaining in effect of any such registration or other qualification which the Committee deems necessary or advisable; and

(iii)      Obtaining any other consent, approval, or permit from any state or federal governmental agency which the Committee deems necessary or advisable.

(d)      The Company will not issue fractions of shares. Whenever, under the terms of the Plan, the aggregate number of shares required to be issued to a participant at a particular time includes a fractional share, one additional whole share will be issued to the participant in lieu of and in satisfaction for that fractional share.

(e)      In the case of a grant of an Award to any Eligible Individual of an Affiliate, the Company may, if the Committee so directs, issue or transfer the shares of Common Stock, if any, covered by the Award to the Affiliate, for such lawful consideration as the Committee may specify, upon the condition or understanding that the Affiliate will transfer the shares of Common Stock to the Eligible Individual in accordance with the terms of the Award specified by the Committee pursuant to the provisions of the Plan. All shares of Common Stock underlying Awards that are forfeited or canceled revert to the Company.

18.2.      Employment. The Plan will not constitute a contract of employment, and adoption of the Plan will not confer upon any employee any right to continued employment, nor will it interfere in any way with the right of the Company or an Affiliate to terminate at any time the employment of any employee or the membership of any director on a board of directors or any consulting arrangement with any Eligible Individual.

18.3.      Tax Withholding Obligations. No later than the date as of which the Company reasonably believes an amount first becomes includible in the gross income of the participant for federal income tax purposes with respect to any Award under the Plan, the participant will pay to the Company, or make arrangements satisfactory to the Company regarding the payment of, any federal, state, local or foreign taxes of any kind required by law to be withheld with respect to such amount. Unless otherwise determined by the Company, shares of Common Stock may be withheld to satisfy the Company’s tax withholding obligation with respect to Awards settled in Company Stock, at the time such Awards become taxable, up to an amount equal to the maximum statutory tax rates (including the employee’s portion of payroll or similar taxes) prevailing in the jurisdiction(s) applicable to the relevant Participant (determined without regard to whether such maximum rate exceeds the actual taxes that may ultimately be payable by that participant) and based on the Fair Market Value of such shares at the time of withholding. The obligations of the Company under the Plan will be conditional on such payment or arrangements, and the Company and its Affiliates will, to the extent permitted by law, have the right to deduct any such taxes from any payment otherwise due to the participant. The Committee may establish such procedures as it deems appropriate, including making irrevocable elections, for the settlement of withholding obligations with Common Stock.

18.4.      Beneficiaries. The Committee will establish such procedures as it deems appropriate for a participant to designate a beneficiary to whom any amounts payable in the event of the participant’s death are to be paid or by whom any rights of the participant, after the participant’s death, may be exercised.

18.5.      Governing Law. The Plan and all Awards made and actions taken thereunder will be governed by and construed in accordance with the laws of the State of Delaware, without reference to principles of conflict of laws. Notwithstanding anything herein to the contrary, in the event an Award is granted to an Eligible Individual who is employed or providing services outside the United States and who is not compensated from a payroll maintained in the United States, the Committee may modify the provisions of the Plan and/or any such Award as they pertain to such individual to comply with and account for the tax and accounting rules of the applicable foreign law so as to maintain the benefit intended to be provided to such participant under the Award.

18.6.      Nontransferability. Awards under the Plan are not transferable except by will or by laws of descent and distribution; provided, that this section shall not restrict the transferability of unrestricted cash or shares of Common Stock that were unrestricted when issued or that by their terms have become unrestricted.

18.7.      Severability. Wherever possible, each provision of the Plan and of each Award and of each Notice will be interpreted in such a manner as to be effective and valid under applicable law. If any provision of the Plan, any Award or any Notice is found to be prohibited by or invalid under applicable law, then (a) such provision will be deemed amended to and to have contained from the outset such language as will be necessary to accomplish the objectives of the provision as originally written to the fullest extent permitted by law; and (b) all other provisions of the Plan and any Award will remain in full force and effect.

18.8.      No Strict Construction. No rule of strict construction will be applied against the Company, the Committee or any other person in the interpretation of the terms of the Plan, any Award, any Notice, any other agreement or any rule or procedure established by the Committee.

18.9.      Stockholder Rights. Except as otherwise provided herein, no participant will have dividend, voting or other stockholder rights by reason of a grant of an Award or a settlement of an Award in cash.

18.10.      Express Prohibition of Option Repricing. Without the approval of the Company’s stockholders, the Committee will not reduce the exercise price of a Stock Option or Stock Appreciation Right after the Grant Date or cancel an outstanding Stock Option or Stock Appreciate Right and grant a new Stock Option or Stock Appreciation Right with a lower exercise price in substitution therefor (other than, in either case, in accordance with the adjustment provisions in Section 4.2). Similarly, without the approval of the Company’s stockholders, the Committee will not agree to make a cash payment in exchange for a participant’s agreement to cancel a Stock Option or Stock Appreciation Right where the exercise price of the applicable Award is greater than the then current Fair Market Value.

Exhibit A

Criteria for Performance Goals

Performance Goals will be based on one or more of the following performance criteria: (i) the attainment of certain target levels of, or a specified percentage increase in, net sales, unit sales, revenues, market share, earnings, operating earnings, income before income taxes, net income, pretax income before allocation of corporate overhead and bonus, earnings before income tax, earnings before interest and taxes and earnings before interest, taxes, gross margins, depreciation and amortization, or a combination of any or all of the foregoing; (ii) the attainment of certain target levels of, or a percentage increase in, after-tax or pre-tax profits including that attributable to continuing and/or other operations; (iii) the attainment of certain target levels of, or a specified increase in, cash outflow or operational cash flow; (iv) the achievement of a certain level of, reduction of, or other specified objectives with regard to limiting the level of increase in, all or a portion of, the Company’s bank debt or other long-term or short-term public or private debt or other similar financial obligations of the Company, which may be calculated net of such cash balances and/or other offsets and adjustments as may be established by the Committee; (v) the attainment of a specified level of, or specified percentage increase in, earnings per share or earnings per share from continuing operations; (vi) the attainment of certain target levels of, or a specified increase in, return on capital employed or return on invested capital or assets; (vii) the attainment of certain target levels of, or a percentage increase in, after-tax or pre-tax return on stockholders’ equity or total shareholder return; (viii) the attainment of certain target levels of, or a specified increase in, economic value added targets based on a cash flow return on investment formula; (ix) the growth in the value of an investment in the shares of Common Stock assuming the reinvestment of dividends; (x) the attainment of a specified level of, or specified percentage rate of change in, all or certain costs, inventory, assets (specified or total) and/or working capital; and/or (xi) the attainment of a specified level of, or specified percentage rate of change in, customer satisfaction, employee satisfaction, diversity, and/or retention.

The above-described Performance Goals may be measured on a consolidated basis, or only with respect to certain entities, divisions or operational units. In addition, the Performance Goals may be measured either in absolute terms, relative to prior periods, and/or relative to the performance of other peer companies or indices selected by the Committee. Also, to the extent applicable, these Performance Goals may be measured on an aggregate or per share basis.

The Committee may adjust the aforementioned criteria to exclude the effects (either on a before or after-tax basis) of any one or more of: (i) “extraordinary items” (meaning all items determined to be extraordinary or unusual in nature or infrequent in occurrence or related to a corporate transaction (including a disposition or acquisition) or related to a change in accounting principles, all as determined in accordance with standards established by Opinion No. 30 of the Accounting Principles Board), (ii) business restructurings, discontinued operations, non-operating pension and post-retirement charges, changes in foreign currency exchange rates, changes in estimates of tax matters related to prior years, changes in the realizability of deferred tax assets, changes in laws or regulations, or (iii) to the extent consistent with any applicable requirements of Section 162(m) of the Code, such other items specified by the Committee. Such

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adjustments may be applied on a consolidated basis, or only with respect to certain entities, divisions or operational units.

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